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                                                                     EXHIBIT 4.2


                                AMENDMENT NO. 1
                                       TO
                        PREFERRED STOCK RIGHTS AGREEMENT

This AMENDMENT No. 1, dated as of February 12, 2003, to the Preferred Stock Rights Agreement dated as of August 15, 2001 by and between Barra, Inc, a Delaware corporation (the "COMPANY") and Mellon Investor Services LLC as rights agent (the "RIGHTS AGENT") (the "RIGHTS AGREEMENT").

                                   WITNESSETH

            WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

            WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

            WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and the holders of the Rights to amend the Rights Agreement as provided herein.

            NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1. Any term not defined herein shall have the meaning ascribed to it in the Rights Agreement.

2.    Section 1(a) shall be amended and restated in its entirety as follows:

            "ACQUIRING PERSON" shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, Andrew Rudd, the current Chairman of the Board of Directors of the Company, shall not be deemed an Acquiring Person unless and until he is the Beneficial Owner of 25% or more of the Common Shares then outstanding (as to Andrew Rudd, in each case in which the number "15%" is used in this Section or elsewhere in this Agreement in connection with any determination as to whether a
            Person is an "Acquiring Person," such number shall be read to equal the current percentage threshold applicable to Mr. Rudd under this
            Section 1(a)), and no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person
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            to 15% or more of the Common Shares of the Company then outstanding;
            provided, however, that if a Person shall become the Beneficial
            Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding.

3. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
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4.    This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

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                                                                     Exhibit 4.2

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BARRA, INC.                               MELLON INVESTOR SERVICES LLC

By: /s/ Kamal Duggirala                   By: /s/ Asa Drew
    --------------------------------          ----------------------------------
    Kamal Duggirala

Title: Chief Executive Officer            Title: Assistant Vice President
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